Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement on Form S-3 (No. 333-110930) of Compex Technologies, Inc. and in the related Prospectus, and in the Registration Statements on Form S-8 (Nos. 33-26053, 33-63962, 33-63964, 333-48155, 333-46558, 333-103817 and 333-112330) of our reports dated September 12, 2005, with respect to the consolidated financial statements and schedule of Compex Technologies, Inc., Compex Technologies, Inc.’s management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Compex Technologies, Inc. included in this Annual Report (Form 10-K) for the year ended June 30, 2005.
/s/ Ernst & Young LLP
Minneapolis, Minnesota
September 12, 2005